Exhibit 99. (a)(1)(A)

AMERICAN CAPITAL, LTD.

2 BETHESDA METRO CENTER

14th FLOOR

BETHESDA, MD 20814

OFFER TO PURCHASE FOR CASH

CERTAIN OUTSTANDING STOCK OPTIONS

November 30, 2009

AMERICAN CAPITAL, LTD.

OFFER TO PURCHASE FOR CASH

CERTAIN OUTSTANDING STOCK OPTIONS

THE OFFER EXPIRES AT 11:59 P.M., EASTERN TIME, ON DECEMBER 28, 2009,

UNLESS THE OFFER PERIOD IS EXTENDED

As more fully described in the attached disclosure document for the Offer to Purchase for Cash Certain Outstanding Stock Options (the “Offering Memorandum”), American Capital, Ltd. (“we”, “us”, “our”, “American Capital” or the “Company”) is offering eligible optionholders the opportunity to receive cash in exchange for their voluntary cancellation of certain stock options to purchase American Capital common stock. We are making the offer upon the terms and subject to the conditions described in this Offering Memorandum, including the conditions described in Section 7 of this Offering Memorandum (the “Offer”).

This Offer applies only to outstanding stock options (vested and unvested) granted under one of the Plans (defined below) that meet all of the following criteria (an “Eligible Option” or the “Eligible Options”):

•	it was granted prior to March 30, 2008;

•	it has an exercise price that equals or exceeds $16.00 per share; and

•	it is still outstanding and unexercised as of the “Expiration Time.”

The weighted average exercise price of the Eligible Options is $28.53. Under GAAP, we will be required to recognize immediately as a non-cash expense the unamortized compensation expense of any tendered Eligible Options, which would be approximately $28 million if all of the Eligible Options were tendered and accepted, subject to the terms and conditions of this Offer. While this will increase the non-cash compensation expense in the period in which the Offer is completed, it will reduce future non-cash compensation expense on our financial statements related to such options.

If you accept the terms of this Offer, the Company will make a cash payment to you (subject to applicable withholding taxes) promptly following the Expiration Time. The cash payment for each of your Eligible Options will be equal to $0.05 per Eligible Option for non-executive officer employees and $0.01 per Eligible Option for executive officer employees (the “Option Cancellation Payment” or “OCP”).

Example: You received an option to purchase 1,000 shares of American Capital stock, at an exercise price of $36.54 per share, on November 1, 2007. If you are a non-executive officer employee, at $0.05 per option, your Option Cancellation Payment would be $50 (representing $0.05 x 1,000 shares), less applicable taxes and withholdings. If you are an executive officer employee, at $0.01 per option, your Option Cancellation Payment would be $10 (representing $0.01 x 1,000 shares), less applicable taxes and withholdings.

If we receive and accept elections from all Eligible Optionees as to all of the Eligible Options, subject to the terms and conditions of this Offer, the maximum aggregate Option Cancellation Payment payable pursuant to this Offer will be approximately $780,000.

The “Expiration Time” of the Offer is 11:59 p.m. Eastern Time on December 28, 2009. If we extend the period of time during which this Offer remains open, the term “Expiration Time” will refer to the latest time and date on which this Offer expires.

In order to accept this Offer, you must be an employee of American Capital at the Expiration Time (an “Eligible Optionee”).

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Acceptance of this Offer will not affect the exercise price of any options that are not eligible to participate in this Offer. The Company granted the stock options that are the subject to this Offer under the American Capital Strategies, Ltd. 1997 Stock Option Plan, as may be amended from time to time (the “1997 Plan”), the American Capital Strategies, Ltd. 2000 Employee Stock Option Plan, as may be amended from time to time (the “2000 Plan”), the American Capital Strategies, Ltd. 2002 Employee Stock Option Plan, as may be amended from time to time (the “2002 Plan”), the American Capital Strategies, Ltd. 2003 Employee Stock Option Plan, as may be amended from time to time (the “2003 Plan”), the American Capital Strategies, Ltd. 2004 Employee Stock Option Plan, as amended from time to time (the “2004 Plan”), the American Capital Strategies, Ltd. 2005 Employee Stock Option Plan, as may be amended from time to time (the “2005 Plan”) the American Capital Strategies, Ltd. 2006 Stock Option Plan, as may be amended from time to time (the “2006 Plan”), and the American Capital Strategies, Ltd. 2007 Stock Option Plan, as may be amended from time to time (the “2007 Plan”, each, a “Plan” and together, the “Plans”).

If you are an Eligible Optionee, then you should have received an e-mail with a notice of the Offer at your Company e-mail address (in the form of Attachment A hereto). You should have also received by mail at your home address a welcome letter (in the form of Attachment B hereto) with your User ID (the “Welcome Letter”) and a separate letter that contains your PIN. If you believe you may be an Eligible Optionee and have not yet received your Welcome Letter or PIN, please contact Doug Lwin in the Human Resources Department immediately.

If you want to tender your Eligible Options, you must submit your election before this Offer expires through the website of our administrator, Computershare Technology Services, Inc. (“Computershare”), available at www.participantchoice.com/tenderoffer/ACAS. Log on to the website using the User ID provided in the Welcome Letter that was mailed to you and the PIN mailed to you in a separate letter. Then, follow the onscreen instructions (which includes accepting the terms and conditions of the Offer) to register and submit your election on the Computershare Election Form (the “Election Form”) in the form of Attachment D hereto. You must submit your election before the Expiration Time. Your election will be confirmed when the confirmation page appears on your screen. Please print a copy of the confirmation page for your records. If you have properly accepted this Offer, your Eligible Options will be deemed to be cancelled, effective as of the Expiration Time, and you will no longer have any rights or obligations with respect to those Eligible Options.

Promptly following the expiration of the Offer, the Company will send each Eligible Optionee a “Final Election Confirmation E-Mail” (in substantially the form of Attachment F) promptly following the Expiration.

You are not required to accept this Offer and exchange your Eligible Options. Before deciding whether to tender your Eligible Options for exchange, you should carefully review this Offering Memorandum, as well as the information on American Capital and its business and financial status to which we refer you in this Offering Memorandum.

Participating in this Offer involves risks. Please see the Risk Factors discussion on page 1.

If you accept this Offer, ALL of your Eligible Options will be tendered and cancelled. (Partial tenders of Eligible Options are not permitted.) If you have more than one stock option grant, you may hold both Eligible Options and options that are not affected by this Offer. Your personalized Election Form will identify which of your stock options is an Eligible Option for purposes of this Offer.

ALTHOUGH THE BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER AND EXCHANGE YOUR ELIGIBLE OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS. YOU SHOULD CAREFULLY REVIEW THIS OFFERING MEMORANDUM IN ITS ENTIRETY BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS. WE RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL FINANCIAL, LEGAL AND TAX ADVISORS TO DETERMINE THE CONSEQUENCES OF ELECTING OR DECLINING TO PARTICIPATE IN THE OFFER.

Shares of our common stock are quoted on The Nasdaq Global Select Market (“NASDAQ”) under the symbol “ACAS.” On November 24, 2009, the closing price of our common stock as reported on NASDAQ was $3.09 per share. As of November 24, 2009, options to purchase 29,856,683 shares of our common stock were issued and outstanding under the Plans, including Eligible Options to purchase up to 24,597,270 shares of our common stock. This Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

You should direct questions about the Offer and requests for assistance in completing the necessary forms to Christopher Casserly or David Ellis in the Human Resources Department. For information regarding your vesting and/or exercise activity, please go to www.BenefitAccess.com or contact the Human Resources representatives named above.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In the event of any conflict between this documentation and the rules of the applicable Plans or any applicable legislation, the rules or legislation (as the case may be) will take precedence. All references to taxation consequences are for guidance only. We recommend that you consult with your personal tax advisor to determine the tax consequences of electing or declining to participate in the Offer.

IMPORTANT

Whether you accept this Offer or not, you should complete and submit an Election Form that sets forth your election for your Eligible Options. The form of Election Form is attached as Attachment D hereto. Your personalized Election Form is on the Computershare website at www.participantchoice.com/tenderoffer/ACAS, and must be submitted through this website. Your completed Election Form, and any subsequent change thereto, must be received by 11:59 p.m., Eastern Time, on December 28, 2009 (or a later termination date if we extend the Offer). Any Election Form not received by the Expiration Time will be disregarded.

We have not authorized any person to make any recommendation on our behalf as to whether you should exchange your Eligible Options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offering Memorandum (including the Attachments hereto). If anyone makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by American Capital. We recommend that you consult with your financial, legal and tax advisors to determine the tax and other consequences to you of electing or declining to participate in the Offer.

ATTACHMENT A	FORM OF EMAIL NOTIFICATION TO ELIGIBLE OPTIONEES

ATTACHMENT B	FORM OF WELCOME LETTER

ATTACHMENT C	FORM OF PIN LETTER

ATTACHMENT D	FORM OF ELECTION FORM

ATTACHMENT E	FORM OF E-MAIL REMINDER TO ELIGIBLE OPTIONEES

ATTACHMENT F	FORM OF FINAL ELECTION E-MAIL

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RISK FACTORS RELATING TO THE OFFER

Participation in this Offer involves a number of potential risks, including those described below. There may also be risks associated with keeping your Eligible Options and not tendering them.

This section highlights the material risks of accepting the Offer and tendering your Eligible Options for exchange. You should carefully consider these risk factors relating to the Offer and the risk factors relating to our business and financial condition. You also should carefully read the remainder of this Offering Memorandum (including the Exhibits to the Schedule TO available at www.sec.gov and Attachments to this Offering Memorandum) before deciding to accept the Offer.

The amount of the Option Cancellation Payment to be paid for your Eligible Options in the Offer may be less than the net proceeds you would ultimately realize if you kept your Eligible Options and exercised them in the future.

Although our stock price is currently significantly lower than the exercise price of the Eligible Options, our stock price may increase in the future. If our stock price increases above the exercise price of your Eligible Options during the term of such Eligible Options, the value of the net proceeds you would ultimately realize upon exercise of your Eligible Options may be greater than the value of the Option Cancellation Payment you will receive for tendering your Eligible Options. Thus, we cannot guarantee that the value of the Option Cancellation Payment will be higher than what you could receive if you were to hold on to your Eligible Options and not tender them in the Offer.

The amount of the Option Cancellation Payment to be paid for your Eligible Options may not accurately value your Eligible Options at the time of the Option Cancellation Payment.

The Board of Directors has established a rate for the Option Cancellation Payment of $0.05 per Eligible Option for non-executive officer employees and $0.01 per Eligible Option for executive officer employees based on a number of considerations. The Board of Directors considered our current stock price, stock price volatility, the exercise prices of the Eligible Options, our current liquidity and capital resources, as well as the purpose of the Offer. This rate was not determined based on a specific valuation method, such as the Black-Scholes option pricing model, and thus, may not accurately value the Eligible Options at the time of the Option Cancellation Payment. In fact, this rate is significantly less than the estimated Black-Scholes value of each of the Eligible Options. Using current market assumptions, the estimated Black-Scholes value of each of the Eligible Options ranges from approximately $0.10 to $0.60 per Eligible Option (depending on the specific characteristics of each individual Eligible Option).

There may be certain procedural risks with the Offer.

You are responsible for making sure that you have made an accurate and complete election prior to the Expiration Time. You should print out a copy of each Election Form that you submit, the confirmation that you receive upon your submission and the Final Election Confirmation E-Mail that you receive. You must submit your personalized Election Form, which is on the Computershare website at www.participantchoice.com/tenderoffer/ACAS, through this website.

Your Election Form, and any subsequent change, must be received by the Expiration Time, which is 11:59 p.m., Eastern Time, on December 28, 2009 (or a later termination date if we extend the Offer). Any Election Form not received by the Expiration Time will be disregarded.

A Final Election Confirmation E-Mail will be e-mailed to you within three business days after the Expiration Time. In the event that you do not receive the Final Election Confirmation E-Mail confirming that you have made an election in the time frame described above, you must send copies of your Election Form and confirmation to Doug Lwin in the Human Resources Department, by any of the following methods: via fax at (301) 841-2045, hand delivery, email at Doug.Lwin@americancapital.com, or U.S. mail, courier or express delivery service to American Capital, Ltd., 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814, Attention: Doug Lwin, to evidence proper and timely submission of your Election Form. If you have any questions about submitting your Election Form, or if you do not receive a confirmation after submitting your Election Form or your Final Election Confirmation E-Mail, please send an e-mail to Doug Lwin.

The cash payment will be treated as compensation for U.S. Eligible Employees.

If you are a U.S. Eligible Optionee who tenders Eligible Options, you will recognize ordinary income equal to the cash payment in the year in which your cash payment is paid to you. The ordinary income resulting from your cash payment will be reflected on the Form W-2 or other appropriate form delivered to the Internal Revenue Service by us for the year in which the payment is made. At the time your cash payment is made, we will reduce your payment to reflect all required income and payroll withholdings and will send those amounts to the appropriate tax authorities. If you are an Eligible Employee outside of the U.S., there may be tax consequences for participating in the Offer. See Appendix A for a discussion of tax consequences in certain countries outside of the U.S.

You should review Section 12 carefully and we strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of the Offer applicable to your particular situation.

Business-Related Risks

In addition to those risks discussed above, you are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 2, 2009, our Quarterly Report on Form 10-Q for the period ended March 31, 2009 filed with the SEC on May 11, 2009, our Quarterly Report on Form 10-Q for the period ended June 30, 2009 filed with the SEC on August 10, 2009, and our Quarterly Report on Form 10-Q for the period ended September 30, 2009 filed with the SEC on November 9, 2009. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

OFFERING MEMORANDUM FOR

OFFER TO PURCHASE FOR CASH CERTAIN OUTSTANDING STOCK OPTIONS

SUMMARY TERM SHEET & FREQUENTLY ASKED QUESTIONS

This section provides a table describing the material terms of the Offer and then reviews, in question-and-answer format, the material terms of the Offer. The complete description of the Offer begins on page 11 of this Offering Memorandum. Because this summary does not contain all of the information you should consider in deciding whether to accept the Offer, you should read carefully the remainder of this Offering Memorandum (including the Exhibits to the Schedule TO available at www.sec.gov and Attachments hereto), as well as the information to which we refer you. The Offer is made subject to the terms and conditions of these documents, as they may be amended. You should also review and consider the risks detailed in the section above entitled “Risk Factors Relating to the Offer.”

Summary of Material Terms of the Offer

Eligible Options	Eligible Options means the portions of those stock options (vested and unvested) granted under the American Capital Strategies, Ltd. 1997 Stock Option Plan, as may be amended from time to time (the “1997 Plan”), the American Capital Strategies, Ltd. 2000 Employee Stock Option Plan, as may be amended from time to time (the “2000 Plan”), the American Capital Strategies, Ltd. 2002 Employee Stock Option Plan, as may be amended from time to time (the “2002 Plan”), the American Capital Strategies, Ltd. 2003 Employee Stock Option Plan, as may be amended from time to time (the “2003 Plan”), the American Capital Strategies, Ltd. 2004 Employee Stock Option Plan, as may be amended from time to time (the “2004 Plan”), the American Capital Strategies, Ltd. 2005 Employee Stock Option Plan, as may be amended (the “2005 Plan”) the American Capital Strategies, Ltd. 2006 Stock Option Plan, as a may be amended from time to time (the “2006 Plan”), and the American Capital Strategies, Ltd. 2007 Stock Option Plan, as may be amended from time to time (the “2007 Plan”, each, a “Plan” and together, the “Plans”), that meet all of the following criteria: (1) were granted prior to March 30, 2008, (2) have an exercise price that equals or exceeds $16.00 per share, and (3) remain outstanding and unexercised as of the Expiration Time.

Eligible Optionees	All individuals who were granted one or more Eligible Options and who, as of the Expiration Time, are employees of American Capital.

Expiration Time	The “Expiration Time” of the Offer is 11:59 p.m. Eastern Time on December 28, 2009. If we extend the period of time during which this Offer remains open, the term “Expiration Time” will refer to the latest time and date on which this Offer expires.

The Offer	American Capital is offering Eligible Optionees the opportunity to receive cash in exchange for their voluntary cancellation of certain stock options to purchase American Capital common stock. If you accept the offer, your Eligible Options will be deemed to be purchased and cancelled effective as of the Expiration Time.

Option Cancellation Payment	For each Eligible Option tendered and accepted under the Offer, Eligible Optionees will receive a cash payment (subject to all applicable tax withholding) promptly following the Expiration Time equal to $0.05 per Eligible Option for non-executive officer employees and $0.01 per Eligible Option for executive officer employees. The Option Cancellation Payment is not subject to vesting (i.e., continued employment) and will be made through our payroll system.

Other Options	Options that do not meet the criteria for Eligible Options are not subject to the offer and will remain outstanding.

Frequently Asked Questions

General Questions about the Offer

Q1: Why is American Capital making the Offer?

Q2: What is the Offer?

Q3: Which American Capital stock options are subject to the Offer?

Q4: Am I an Eligible Optionee?

Q5: Can I participate if I have Eligible Options that are unvested or only partially vested?

Q6: Does the Offer apply to shares of American Capital common stock that I currently own?

Q7: Why am I receiving this Offering Memorandum? Why does this Offering Memorandum refer to the “tendering” of my Eligible Options? What does “tender” mean?

Q8: Are American Capital’s executive officers participating in the Offer?

Questions About the Option Cancellation Payment

Q9: How is the Option Cancellation Payment calculated?

Q10: When will I be paid the Option Cancellation Payment?

Q11: Is the Option Cancellation Payment subject to vesting? Will I receive the Option Cancellation Payment if my employment terminates before the Option Cancellation Payment is paid?

Q12: Will I be taxed on the Option Cancellation Payment?

Questions About Deciding Whether to Participate in the Offer

Q13: Am I required to participate in the Offer?

Q14: If I choose to participate in the Offer, am I required to exhange all of my Eligible Options?

Q15: What happens if I hold Eligible Options and I do not participate in the Offer?

Q16: Will my decision about whether or not to participate in the Offer affect my eligibility to receive future stock option grants from American Capital?

Q17: What does American Capital think of the Offer?

Q18: Can anyone at American Capital help me decide whether I should participate in the Offer?

Q19: What risks should I consider in deciding whether to participate in the Offer?

Q20: Where can I find more information about the Offer?

Questions About the Process of Making an Election Under the Offer

Q21: If I am an Eligible Optionee, how do I make an election to participate in the Offer?

Q22: If I am an Eligible Optionee but I do NOT want to exchange my Eligible Options, do I need to fill out an Election Form?

Q23: During what period of time may I make my election?

Q24: How will I know if the period of time during which the Offer will remain open is extended?

Q25: What happens if my employment with American Capital terminates prior to the Expiration Time?

Q26: Can I change my election after I have submitted my Election Form?

Q27: Will American Capital tell me if there is a problem with my Election Form?

Q28: How will I know if I have properly accepted the Offer?

Q29: If I accept the Offer, when will my Eligible Options be purchased?

Q30: Is there any reason why my Eligible Options would not be purchased if I make an election to accept the Offer?

Questions About the Tax Consequences of the Offer

Q31: What are the tax consequences to me if I accept the Offer and exchange my Eligible Options?

Q1: Why is American Capital making the Offer?

We compensate our employees with cash and equity compensation. We granted the Eligible Options to attract, motivate and retain our employees and to strengthen the alignment of interests between our employees and stockholders. The decline in the market price of our common stock since late 2007 has significantly reduced the value of the Eligible Options because the exercise price of those outstanding options far exceeds the present market price of our common stock, virtually eliminating the incentive and retention value of these options. In addition, pursuant to the Investment Company Act of 1940 (the “1940 Act”), the Company is generally limited in the amount of stock options that may be issued and outstanding at any point in time to no more than 20% of its total shares outstanding. The Company believes that making this Offer would decrease the number of stock options outstanding that are currently not able to be exercised at their current exercise prices and create capacity for future stock option grants to incentivize and retain existing employees. Additionally, in accordance with GAAP, we will be required to recognize immediately as a non-cash expense the unamortized compensation expense of any tendered Eligible Options. While this will increase the non-cash compensation expense in the period in which the Offer is completed, it will reduce future non-cash compensation expense on our financial statements related to such options.

Q2: What is the Offer?

American Capital is offering Eligible Optionees the opportunity to receive cash in exchange for their voluntary cancellation of certain stock options to purchase American Capital common stock.

Q3: Which American Capital stock options are subject to the Offer?

An “Eligible Option” is any portion of a stock option (vested and unvested) that was granted to an Eligible Optionee under the American Capital Strategies, Ltd. 1997 Stock Option Plan, as may be amended from time to time (the “1997 Plan”), the American Capital Strategies, Ltd. 2000 Employee Stock Option Plan, as may be amended from time to time (the “2000 Plan”), the American Capital Strategies, Ltd. 2002 Employee Stock Option Plan, as may be amended from time to time (the “2002 Plan”), the American Capital Strategies, Ltd. 2003 Employee Stock Option Plan, as may be amended from time to time (the “2003 Plan”), the American Capital Strategies, Ltd. 2004 Employee Stock Option Plan, as may be amended from time to time (the “2004 Plan”), the American Capital Strategies, Ltd. 2005 Employee Stock Option Plan, as may be amended from time to time (the “2005 Plan”) the American Capital Strategies, Ltd. 2006 Stock Option Plan, as may be amended from time to time (the “2006 Plan”), and the American Capital Strategies, Ltd. 2007 Stock Option Plan, as may be amended from time to time (the “2007 Plan”, each, a “Plan” and together, the “Plans”) which meets the following criteria:

•	it was granted prior to March 30, 2008;

•	it has an exercise price that equals or exceeds $16.00 per share; and

•	is still outstanding and unexercised as of the “Expiration Time.”

If you have a question as to whether an option that you were granted under the Plans is an Eligible Option, please send an email to Christopher Casserly at Christopher.Casserly@americancapital.com or David Ellis at David.Ellis@americancapital.com.

Q4: Am I an Eligible Optionee?

You are an Eligible Optionee if you were granted one or more Eligible Options and, as of the Expiration Time, you are a current employee of American Capital.

If you are an Eligible Optionee, you should have received an e-mail with a notice of the Offer at your Company e-mail address and should also have received by mail at your home address a Welcome Letter with your User ID and a separate letter that contains your PIN. If you believe that you are an Eligible Optionee and have not yet received your personalized Welcome Letter or PIN, please contact Doug Lwin in the Human Resources Department immediately.

Q5: Can I participate if I have Eligible Options that are unvested or only partially vested?

Yes. Both the vested and unvested portion of your Eligible Options may be tendered in the Offer.

Q6: Does the Offer apply to shares of American Capital common stock that I currently own?

No. The Offer relates only to Eligible Options that are currently unexercised.

Q7: Why am I receiving this Offering Memorandum? Why does this Offering Memorandum refer to the “tendering” of my Eligible Options? What does “tender” mean?

We are offering to exchange the Eligible Options for cash in a way that requires the consent of the Eligible Optionee. The SEC requires that if we are asking you to “tender” your Eligible Options, we must make certain filings with the SEC and provide you with disclosures such as those contained in this Offering Memorandum. The Offering Memorandum contains the official terms and conditions of our Offer.

We will occasionally refer in this document to you “tendering” your Eligible Option for exchange, by which we mean that you will deliver your Election Form to American Capital to exchange your Eligible Options for acceptance upon the expiration of the Offer.

Q8: Are American Capital’s executive officers participating in the Offer?

Our executive officers may participate in this Offer, although the amount of their Option Cancellation Payment will be $0.01 per Eligible Option, versus $0.05 per Eligible Option for non-executive officer employees.

Questions About the Option Cancellation Payment

Q9: How is the Option Cancellation Payment calculated?

Eligible Optionees who accept this Offer to purchase their Eligible Options will receive a cash payment (subject to all applicable tax withholding) promptly following the Expiration Time equal to $0.05 per Eligible Option for non-executive officer employees and $0.01 per Eligible Option for executive officer employees (the “Option Cancellation Payment” or “OCP”).

Example: You received an option to purchase 1,000 shares of American Capital stock, at an exercise price of $36.54 per share, on November 1, 2007. If you are a non-executive officer employee, at $0.05 per option, your Option Cancellation Payment would be $50 (representing $0.05 x 1,000 shares), less applicable taxes and withholdings. If you are an executive officer employee, at $0.01 per option, your Option Cancellation Payment would be $10 (representing $0.01 x 1,000 shares), less applicable taxes and withholdings.

Q10: When will I be paid the Option Cancellation Payment?

The Option Cancellation Payment will be made promptly following the Expiration Time through our payroll system.

Q11: Is the Option Cancellation Payment subject to vesting? Will I receive the Option Cancellation Payment if my employment terminates before the Option Cancellation Payment is paid?

The Option Cancellation Payment is not subject to vesting or otherwise subject to forfeiture. Eligible Optionees will be entitled to receive the Option Cancellation Payment regardless of whether they remain employed with American Capital on the actual payment date and regardless of whether the Eligible Options to which such payment relates have vested or ever vest.

Q12: Will I be taxed on the Option Cancellation Payment?

Yes. The Option Cancellation Payment will be deemed compensation income to you in the year in which it is paid. American Capital will withhold from the Option Cancellation Payment amounts required for employment and income taxes on the Option Cancellation Payment as required by applicable law.

Questions About Deciding Whether to Participate in the Offer

Q13: Am I required to participate in the Offer?

No. Participation in the Offer is voluntary and you are not required to exchange your Eligible Options. However, at this time, American Capital considers this Offer a one-time-only opportunity, and is not considering making any additional tender offers or providing Eligible Optionees with additional opportunities to exchange their Eligible Options.

Q14: If I choose to participate in the Offer, am I required to exchange all of my Eligible Options?

Yes. If you tender your Eligible Options for exchange, you must tender all of your options that qualify as Eligible Options.

Q15: What happens if I hold an Eligible Option and I do not participate in the Offer?

If you elect not to participate in the Offer, then American Capital will not exchange any of your Eligible Options. In addition, you will have no right to receive any Option Cancellation Payment.

Q16: Will my decision about whether or not to participate in the Offer affect my eligibility to receive future stock option grants from American Capital?

No. Your decision to accept or reject the Offer will have no effect on your eligibility to receive additional option grants or other equity awards in the future from American Capital. Any additional equity awards granted to Eligible Optionees in the future will be made in the sole discretion of the Board without regard to a person’s decision to accept or reject the Offer.

Q17: What does American Capital think of the Offer?

Although the Board has approved the Offer, neither American Capital nor our Board makes any recommendation as to whether you should participate in the Offer. You must make your own decision as to whether to accept the Offer and exchange your Eligible Options. You should carefully review this Offering Memorandum, all of the Exhibits to the Schedule TO available at www.sec.gov and the Attachments hereto in their entirety before deciding whether to elect to participate in the Offer. We strongly recommend that you consult with your personal financial, tax and legal advisors in order to determine whether to accept or decline this Offer.

Q18: Can anyone at American Capital help me decide whether I should participate in the Offer?

Unfortunately, we cannot assist you. We have not authorized any person to make any recommendation on our behalf as to whether you should exchange your Eligible Options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in the Offering Memorandum, the Attachments and the Exhibits to the Schedule TO available at www.sec.gov. If anyone (including anyone at American Capital) makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by American Capital.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Q19: What risks should I consider in deciding whether to participate in the Offer?

Exchanging your Eligible Options pursuant to the Offer does involve some risks. In particular, if you exchange your Eligible Options, the amount of the Option Cancellation Payment to be paid for your Eligible Options may be less than the net proceeds you would ultimately realize if you kept your Eligible Options and exercised them in the future. In addition, the amount of the Option Cancellation Payment to be paid for your Eligible Options may not accurately value your Eligible Options at the time of the Option Cancellation Payment. In exchanging your Eligible Options, you should also carefully consider the risks that are part of our business and financial condition, as well as certain tax risks, which are described on page 1 of the Offering Memorandum.

Q20: Where can I find more information about the Offer?

The complete terms and conditions of the Offer are set forth in the Offering Memorandum, including the Exhibits to the Schedule TO available at www.sec.gov and the Attachments hereto. You should carefully read the Offering Memorandum in its entirety to learn about the Offer.

Questions About the Process of Making an Election Under the Offer

Q21: If I am an Eligible Optionee, how do I make an election to participate in the Offer?

If you are an Eligible Optionee, you should have received an e-mail with a notice of the Offer at your Company e-mail address and should also have received by mail at your home address a Welcome Letter with your User ID and a separate letter that contains your PIN. If you believe you may be an Eligible Optionee and have not yet received your personalized Welcome Letter or PIN, please contact Doug Lwin in the Human Resources Department immediately.

Whether you accept the Offer or not, you should complete and submit an Election Form that sets forth your election for your Eligible Options. The form of Election Form attached as Attachment D hereto and your personalized Election Form, which is on the Computershare website at www.participantchoice.com/tenderoffer/ACAS, must be submitted through this website. Your Election Form, and any subsequent change thereto, must be received by 11:59 p.m., Eastern Time, on December 28, 2009 (or a later termination date if we extend the Offer). Any Election Form not received by the Expiration Time will be disregarded.

In the event you do not receive a Final Election Confirmation, you will need to submit evidence that you submitted your Election Form prior to the Expiration Time.

You do not need to submit or return your option award grant agreements in order to tender any Eligible Options in connection with the Offer.

Q22: If I am an Eligible Optionee but I do NOT want to exchange my Eligible Options, do I need to fill out an Election Form?

Yes. If you are an Eligible Optionee, you should complete an Election Form even if you do not wish to exchange your Eligible Options in order to notify American Capital formally that you are rejecting the Offer as to your Eligible Options.

Q23: During what period of time may I make my election?

The Offer, your right to tender or not to tender your Eligible Options for exchange, and your right to withdraw or change any previous election to tender or not to tender your Eligible Options for exchange, expires at 11:59 p.m., Eastern Time, on December 28, 2009 (the “Expiration Time”), unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open.

If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires. We must receive your Election Form (and any changes thereto) before the extended Expiration Time. If we do not receive your complete and signed Election Form, you will not be able to exchange your Eligible Options.

Q24: How will I know if the period of time during which the Offer will remain open is extended?

If we extend the length of time during which the Offer is open, we will issue an announcement no later than 11:58 p.m., Eastern Time, on December 28, 2009. Any announcement relating to the Offer will be sent promptly to all Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of the change, which may include an email communication from the Company’s Human Resources Department.

Q25: What happens if my employment with American Capital terminates prior to the Expiration Time?

If your employment with American Capital terminates prior to the Expiration Time, you will no longer be an Eligible Optionee and no longer eligible to participate in the Offer. At such time as you no longer qualify as an Eligible Optionee, you will not be required to submit an Election Form.

Q26: Can I change my election after I have submitted my Election Form?

Yes. You may change your previously submitted Election Form at any time prior to the Expiration Time. You may change your previously submitted election more than once. To submit a change to your election during the Offer, you must submit your new Election Form on the Computershare website at www.participantchoice.com/tenderoffer/ACAS. You should make a copy of your revised Election Form and confirmation and keep these documents with your other records for this Offer.

Q27: Will American Capital tell me if there is a problem with my Election Form?

If you have properly submitted your Election Form, your election is confirmed when the confirmation page appears on your screen. If you do not see the confirmation page, please contact Christopher Casserly or David Ellis in the Human Resources Department. Please note that American Capital is not obligated to give you notice of any defects or irregularities in any Election Form, or other related documentation, and no one at American Capital will be liable for failing to give notice of any defects or irregularities.

Q28: How will I know if I have properly accepted the Offer?

Your election is confirmed when the confirmation page appears on your screen after you submit your election. We will send you a Final Election Confirmation E-Mail within three business days after the Expiration Time notifying you whether or not you made an election. If you have a question prior to the Expiration Time regarding the validity of your election, please send your question to Chris Cassserly in the Human Resources Department.

American Capital will determine, in our discretion, all questions as to the form and validity, including time of receipt, of documentation related to this Offer. Our determinations regarding these matters will be final and binding.

Q29: If I accept the Offer, when will my Eligible Options be purchased and cancelled?

Unless we amend or terminate the Offer in accordance with its terms, if you make a valid election to tender your Eligible Options (and do not revoke that election prior to the Expiration Time), those Eligible Options will be deemed to be purchased and cancelled effective as of the Expiration Time.

Q30: Is there any reason why my Eligible Options would not be purchased if I make an election to accept the Offer?

This Offer is subject to the terms and conditions described in the Offering Memorandum. We will only accept elections as to the Eligible Options that are properly submitted for exchange and not validly withdrawn in accordance with Sections 4 and 5 of the Offering Memorandum before the Expiration Time. We may, however, reject any or all Election Forms to the extent that we determine they were not properly submitted, to the extent that we determine it is unlawful to accept the Eligible Options tendered for exchange or to the extent certain conditions described in the Offering Memorandum exist which, in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 6 and 7 of the Offering Memorandum.

Questions About the Tax Consequences of the Offer

Q31: What are the tax consequences to me if I accept the Offer and tender my Eligible Options?

If you accept the Offer to tender your Eligible Options, the Option Cancellation Payment you receive will be treated as compensation. Thus, if you choose to participate, you will recognize ordinary income in an amount equal to the Option Cancellation Payment in the year in which you receive the payment. We will report such ordinary income on the Form W-2 or other appropriate form delivered to the Internal Revenue Service by us for the year in which the Option Cancellation Payment is made. The amount of the Option Cancellation Payment will be reduced by all required employment and income tax withholdings. For more information, see Section 12 (Material U.S. Federal Income Tax Consequences).

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

OFFER TO PURCHASE FOR CASH CERTAIN OUTSTANDING STOCK OPTIONS

1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; THE EXCHANGE OFFER; EXPIRATION AND EXTENSION OF OFFER.

American Capital, Ltd. (“American Capital” or the “Company”) is offering to purchase from Eligible Optionees certain options to purchase American Capital common stock that were granted under the American Capital Strategies, Ltd. 1997 Stock Option Plan, as amended (the “1997 Plan”), the American Capital Strategies, Ltd. 2000 Employee Stock Option Plan, as amended (the “2000 Plan”), the American Capital Strategies, Ltd. 2002 Employee Stock Option Plan, as amended (the “2002 Plan”), the American Capital Strategies, Ltd. 2003 Employee Stock Option Plan, as amended (the “2003 Plan”), the American Capital Strategies, Ltd. 2004 Employee Stock Option Plan, as amended (the “2004 Plan”), the American Capital Strategies, Ltd. 2005 Employee Stock Option Plan, as amended (the “2005 Plan”), the American Capital Strategies, Ltd. 2006 Stock Option Plan, as amended (the “2006 Plan”), and the American Capital Strategies, Ltd. 2007 Stock Option Plan, as amended (the “2007 Plan”, each, a “Plan” and together, the “Plans”). As described in this Section 1 of this Offer to Purchase For Cash Eligible Options (the “Offering Memorandum”), holders of the Eligible Options will have the opportunity to receive cash in exchange for the voluntary cancellations of their Eligible Options.

We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Offer.” The Offer is not conditioned on the acceptance of the Offer by a minimum number of optionees or the tender of elections to exchange options covering a minimum number of shares.

The “Expiration Time” of the Offer is 11:59 p.m. Eastern Time on December 28, 2009. If we extend the period of time during which this Offer remains open, the term “Expiration Time” will refer to the latest time and date on which this Offer expires.

Eligible Optionees

All individuals who were granted one or more Eligible Options and who, as of the Expiration Time, are employees of American Capital may participate in the Offer (the “Eligible Optionees”). Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with American Capital will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time. Our executive officers may participate in this Offer, although the rate of their Option Cancellation Payment per share will be less than the rate for non-executive officer employees. See “The Offer” below.

Eligible Options

This Offer applies only to the portion of an outstanding stock option (vested and unvested) under one of the Plans, which meets the following criteria (an “Eligible Option” or the “Eligible Options”):

•	it was granted prior to March 30, 2008;

•	it has an exercise price that equals or exceeds $16.00 per share; and

•	is still outstanding and unexercised as of the “Expiration Time.”

Options that do not meet the criteria for Eligible Options are not subject to the Offer and will remain outstanding (the “Other Options”).

As of November 24, 2009, options to purchase 59,747 shares of American Capital common stock were outstanding under our 1997 Plan with exercise prices of $23.80, options to purchase 828,708 shares of American

Capital common stock were outstanding under our 2000 Plan with exercise prices of between $2.51 and $23.00, options to purchase 289,098 shares of American Capital common stock were outstanding under our 2002 Plan with exercise prices of between $2.71 and $23.80, options to purchase 2,468,152 shares of American Capital common stock were outstanding under our 2003 Plan with exercise prices of between $2.51 and $26.79, options to purchase 1,998,132 shares of American Capital common stock were outstanding under our 2004 Plan with exercise prices of between $2.51 and $27.19, options to purchase 6,110,985 shares of American Capital common stock were outstanding under our 2005 Plan with exercise prices of between $0.94 and $35.85, options to purchase 8,012,067 shares of American Capital common stock were outstanding under our 2006 Plan with exercise prices of between $2.51 and $47.90, and options to purchase 10,089,794 shares of American Capital common stock were outstanding under our 2007 Plan with exercise prices of between $2.71 and $41.40. Of these options, the Eligible Options cover an aggregate of 24,597,270 shares of our common stock. As of November 24, 2009, the shares of common stock issuable upon the exercise of the Eligible Options represent approximately 82% of the total shares of common stock issuable upon exercise of all options outstanding under the Plans and approximately 9% of the total outstanding shares of the Company’s common stock.

The Offer

American Capital is offering Eligible Optionees the opportunity to receive cash in exchange for their voluntary cancellation of certain stock options to purchase American Capital common stock issued under the Plans.

If you are an Eligible Optionee, then you should have received an e-mail with a notice of the Offer at your Company e-mail address (in the form of Attachment A hereto). You should have also received by mail at your home address a welcome letter (in the form of Attachment B hereto) with your User ID (the “Welcome Letter”) and a separate letter that contains your PIN (in the form of Attachment C hereto). If you believe you may be an Eligible Optionee and have not yet received your personalized Welcome Letter or PIN, please contact Doug Lwin in the Human Resources Department immediately.

If you want to tender your Eligible Options, you must submit your election before this Offer expires through the Computershare website, available at www.participantchoice.com/tenderoffer/ACAS. Log on to the website using the User ID provided in the Welcome Letter that was mailed to you and the PIN mailed to you in a separate letter. Then, follow the onscreen instructions (which includes accepting the terms and conditions of the Offer) to register and submit your election on the Computershare Election Form (the “Election Form”) in the form of Attachment D hereto. You must submit your election before the Expiration Time. Your election will be confirmed when the confirmation page appears on your screen. If you have properly accepted this Offer, your Eligible Options will be deemed to be cancelled, effective as of the Expiration Time and you will no longer have any rights or obligations with respect to those Eligible Options.

If you accept the terms of this Offer, the Company will make a cash payment to you (subject to applicable withholding taxes) promptly following the Expiration Time, payable through our payroll system. The cash payment for each of your Eligible Options will be equal to $0.05 per Eligible Option for non-executive officer employees and $0.01 per Eligible Option for executive officer employees (the “Option Cancellation Payment” or “OCP”).

You are not required to accept this Offer and exchange your Eligible Options. Before deciding whether to tender your Eligible Options for exchange, you should carefully review this Offering Memorandum, as well as the information on American Capital and its business and financial status to which we refer you in this Offering Memorandum.

If you accept this Offer, all of your Eligible Options will be tendered and cancelled and you will no longer have any rights or obligations with respect to those Eligible Options. If you have more than one stock option grant, you may hold both Eligible Options and options that are not eligible for exchange. Your personalized Election Form will identify which of your stock options is an Eligible Option for purposes of this Offer.

Additional Considerations

In deciding whether to accept the Offer to tender your Eligible Options for an Option Cancellation Payment, you should know that American Capital continually evaluates and explores strategic opportunities as they arise, including equity and debt offerings, and the purchase or sale of portfolio companies. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant stock options in the ordinary course of business to certain of our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the SEC, including disclosure of our discussions with the lenders and the holders of our private and public unsecured notes regarding the restructuring of our borrowing arrangements, we presently have no plans or proposals that relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present Board or executive management team, including any plans to change the number or term of our directors or to fill any existing Board vacancies or to change the material terms of any executive officer’s employment;

(e) any other material change in our corporate structure or business;

(f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Securities Exchange Act”);

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

Expiration and Extension of Offer

The Offer, your right to tender or not to tender your Eligible Options for exchange, and your right to withdraw or change any previous election to tender or not to tender your Eligible Options for exchange, expires at 11:59 p.m., Eastern Time, on December 28, 2009, unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open. If you wish to accept the Offer, you must make a voluntary election before the Expiration Time to exchange your Eligible Options. Any election to exchange your Eligible Options, if not validly withdrawn before the Expiration Time, will be irrevocable after that time.

If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires and we must receive the required election documents before the extended Expiration Time. Section 13 of this Offering Memorandum describes our rights to extend, terminate and amend the Offer.

If you do not elect to exchange your Eligible Options before the Expiration Time, the Eligible Option will remain subject to its current terms, including the current exercise price, vesting schedule and expiration date.

2.	PURPOSE OF THE OFFER.

We compensate our employees with cash and equity compensation. We granted the Eligible Options to attract, motivate and retain our employees and to strengthen the alignment of interests between our employees and stockholders. The decline in the market price of our common stock since late 2007 has significantly reduced the value of the Eligible Options because the exercise price of those outstanding options far exceeds the present market price of our common stock, virtually eliminating the incentive and retention value of these options. In addition, pursuant to the Investment Company Act of 1940 (the “1940 Act”), the Company is limited in the amount of stock options that may be issued and outstanding at any point in time to 20% of its total shares outstanding. The Company believes that making this offer would decrease the number of stock options outstanding that are currently not able to be exercised at their current exercise prices and create capacity for future stock option grants to incentivize and retain existing employees.

Under GAAP, the Company will be required to record additional non-cash compensation expense on our financial statements in the period of the completion of the tender offer equal to the unearned non-cash compensation of any tendered unvested Eligible Options and the Option Cancellation Payment for any tendered Eligible Options. The unearned non-cash compensation expense of any tendered unvested Eligible Options will be based on the fair value of the option grant on the original grant date and adjusted for any subsequent modifications in accordance with GAAP. While this will increase the non-cash compensation expense in the period in which the Offer is completed, it will reduce future non-cash compensation expense on our financial statements related to such options after the period of tender. Additionally, any Eligible Options tendered and accepted for purchase will increase the number of shares available for future grants to eligible employees as a whole under the Plans. Eligibility for future grants under the Plans will continue to be made in the sole discretion of the Board and will not be affected by your participation in the Offer.

Neither we nor our Board will make any recommendation as to whether you should accept the Offer to purchase your Eligible Options, nor have we authorized any person to make any such recommendation. You must make your own decision whether to accept the Offer, after taking into account your own personal circumstances and preferences. You are urged to evaluate carefully all of the information in the Offer and to consult your own investment, legal and tax advisors.

3.	STATUS OF ELIGIBLE OPTIONS NOT TENDERED IN THE OFFER.

If you choose not to accept the Offer to purchase your Eligible Options, your Eligible Options will remain outstanding in accordance with the existing terms.

4.	PROCEDURES FOR EXCHANGING ELIGIBLE OPTIONS.

Making Your Election

Log on to Computershare’s Website. Each Eligible Optionee should have received by mail at your home address a Welcome Letter with your User ID and a separate letter that contains your PIN for logging on to Computershare’s website at www.participantchoice.com/tenderoffer/ACAS. Once you have logged on to the website, follow the onscreen instructions (which includes accepting the terms and conditions of the Offer) to register and submit your election. If you believe you are an Eligible Optionee and you did not receive your User ID or PIN, please contact Doug Lwin in the Human Resources Department.

Complete the Election Form. If you are an Eligible Optionee, and regardless of whether you wish to accept or decline the Offer, you must submit a completed Election Form through www.participantchoice.com/tenderoffer/ACAS. Your election will be confirmed when the confirmation page appears on your screen.

You should complete and submit an Election Form that sets forth your election for your Eligible Options whether or not you elect to tender your Eligible Options.

Your Election Form must be received by 11:59 p.m., Eastern Time, on December 28, 2009 (or a later termination date if we extend the Offer). Any Election Form not received by the Expiration Time will be disregarded. If you do not complete and submit your Election Form before the Offer expires, it will have the same effect as if you rejected the Offer.

Please keep a copy of your Election Form and confirmation. You will need to submit copies of these documents as evidence of your timely and proper submission in the event that you do not receive a Final Election Confirmation E-Mail.

Receive Final Confirmation of Election. Within three business days after the Expiration Time, we will send you a Final Election Confirmation E-Mail that confirms that you made an election that for your Eligible Options as of the Expiration Time (in substantially the form of Attachment F hereto). Please keep a copy of the Final Election Confirmation E-Mail that you receive. In the event that you do not receive a Final Election Confirmation E-Mail confirming that you made an election in the time frame described, you must send a copy of your Election Form and any confirmation or Final Election Confirmation E-Mail that you did receive to Christopher Casserly or David Ellis in the Human Resources Department to evidence proper and timely submission of your Election Form. If you have any questions about submitting your Election Form, or if you do not see the confirmation page or receive your Final Election Confirmation E-Mail, please send an email to Christopher Casserly or David Ellis in the Human Resources Department.

Acceptance of Election Forms. As further described in Section 6 of this Offering Memorandum, while we may later extend, terminate or amend the Offer, we currently expect to accept all properly submitted Election Forms promptly following the deadline of 11:59 p.m., Eastern Time, on December 28, 2009 (or a later expiration date if American Capital extends the Offer). If you do not complete and submit your Election Form before the Offer expires, it will have the same effect as if you rejected the Offer. However, as further described in Section 6 of this Offering Memorandum, we may decline to exchange any Eligible Options to the extent that we determine the Election Form is not properly completed or submitted or to the extent that we determine it would be unlawful to accept the Eligible Options for exchange.

5.	CHANGE IN ELECTION.

Once you have submitted an Election Form with respect to your Eligible Options, you may only change your election by following the procedures described in this Section 5.

You may change your election at any time before 11:59 p.m., Eastern Time, on December 28, 2009 (or a later expiration date if we extend the Offer). You may change your election more than once. Additionally, you may withdraw your election to exchange your Eligible Options if we have not accepted your Eligible Options for exchange forty (40) business days after the commencement of the Offer. The date of the fortieth (40th) business day is January 27, 2010.

Complete the Election Form. To submit a change to your election during the Offer, you must submit your new Election Form on the Computershare website at www.participantchoice.com/tenderoffer/ACAS. You should make a copy of your revised Election Form and confirmation and keep these documents with your other records for this Offer. You will need to submit copies of these documents as evidence of your timely and proper submission in the event that you do not receive a Final Election Confirmation

E - Mail.

Your Election Form must be received by 11:59 p.m., Eastern Time, on December 28, 2009 (or a later termination date if we extend the Offer). Any attempt to change your elections will be disregarded if all of the necessary forms are not received by the Expiration Time.

Receive Final Confirmation of Election. Within three business days after the Expiration Time, we will send you a Final Election Confirmation E-Mail that confirms that you made an election for your Eligible Options as of the Expiration Time (in substantially the form of Attachment E hereto). Please keep a copy of the Final Election Confirmation E-Mail that you receive. In the event that you do not receive a Final Election Confirmation E-Mail confirming that you made an election in the time frame so described, you must send a copy of your new Election Form and any confirmation that you did receive, to Christopher Casserly or David Ellis in the Human Resources Department to evidence proper and timely submission of your changed elections. If you have any questions about submitting your Election Form (or a change thereto), or if you do not see the confirmation screen or receive your Final Election Confirmation E-Mail, please send an e-mail to Christopher Casserly or David Ellis in the Human Resources Department.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE.

Acceptance of Election Forms. While we may later extend, terminate or amend the Offer, we currently expect to accept for exchange all Election Forms properly submitted (and not validly withdrawn) in respect of the Eligible Options promptly following the Expiration Time (which we currently expect to be 11:59 p.m., Eastern Time, on December 28, 2009 (or a later expiration date if American Capital extends the Offer)).

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares subject to the Eligible Options, as well as the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms to the extent that we determine they were not properly completed or submitted or to the extent that we determine it is unlawful to accept the Eligible Options that you elected to exchange.

We may waive any or all of the conditions of the Offer for all Eligible Optionees. If we waive a condition to the Offer for any one Eligible Optionee, the condition will be waived for all Eligible Optionees.

We may waive any defect or irregularity in any Election Form with respect to any particular Eligible Option or any particular Eligible Optionee. No Eligible Options will be accepted for exchange until all defects or irregularities in the submission have been cured by the Eligible Optionee or waived by us. However, neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to exchange any Eligible Options, and no one will be liable for failing to give notice of any such defects or irregularities.

Our Acceptance Constitutes an Agreement. Your acceptance of the Offer pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. If you receive a Final Election Confirmation E-Mail, you may assume that your properly executed and delivered Election Form has been accepted. Our acceptance of your properly submitted Election Form will form a binding agreement between you and us on the terms and subject to the conditions of this Offer. If we accept your Election Form as to your Eligible Options and you do not withdraw the election prior to the Expiration Time or a later date if the Offer is extended, the Eligible Options will be considered automatically tendered and cancelled, effective as of the Effective Date, without any further action by any party.

7.	CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, we will not be required to accept the Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance of the Eligible Options that you elect to exchange, in each case if at any time on or after the Offer begins and on or before the Expiration Time, or a later date if the Offer is extended, we determine that any of the following events has occurred that, in our reasonable judgment, materially impairs the contemplated benefits to us of the Offer and thus makes it inadvisable for us to proceed with the Offer or to accept the Eligible Options that you elect to exchange:

•	if we are required by the SEC or other regulatory agency to extend the Expiration Time beyond 11:59 p.m. Eastern Time on December 28, 2009;

•

if any action or proceeding is threatened, pending or taken, or any approval is withheld, by any court or any government agency, authority, or tribunal, or any other person, domestic or foreign, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

(a) challenge the making of the Offer or make it illegal for us to accept some or all of the Eligible Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

(b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange for an Option Cancellation Payment; or

(c) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	if regulatory or legal actions or interpretations would cause the Offer to have adverse accounting consequences to us;

•	if there is:

(a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

(c) any outbreak or material escalation of foreign or domestic hostilities or other calamity, crisis or terrorist action;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act has acquired or proposes to acquire beneficial ownership of more than five percent (5%) of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than five percent (5%) of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of commencement of this offer; or

(b) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or making a public announcement that it intends to acquire us or any of our assets or securities; or

•

the following change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us;

(a) litigation or other proceedings instituted against us or our subsidiaries, or any of our officers or directors in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect American Capital;

(b) a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(c) a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results or general market conditions;

(d) the suspension of trading in our equity securities by the SEC or by NASDAQ; or

(e) a material change in the prospects of our business resulting from any number of factors including, fluctuations in our operating results, general market conditions, a material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis.

The conditions of the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the Expiration Time and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the Expiration Time, whether or not we waive any other condition to the Offer. Should we decide to waive any of the conditions to the Offer, we must do so before 11:59 p.m., Eastern Time, on December 28, 2009 (or a later expiration date if the Offer is extended).

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 7 will be final and binding on all Eligible Optionees.

We currently expect that we will accept promptly after the Expiration Time all Eligible Options that are properly tendered and have not been validly withdrawn prior to the Expiration Time.

The Offer is not conditioned upon any financing arrangement or financing plans.

8.	PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our common stock, which are quoted on NASDAQ under the symbol “ACAS.” The following table sets forth our net asset value (“NAV”) per share, the high and low sales price per share of our common stock and the cash dividends paid per share, for the periods indicated.

BID PRICE

	NAV Per Share(1)	High	Low	Dividends Declared		Premium (Discount) of Low Sales Price to NAV	Premium (Discount) of High Sales Price to NAV
2007
First Quarter	$30.36	$49.96	$39.30	$0.89		29.45%	64.56%
Second Quarter	$35.54	$49.45	$40.83	$0.91		14.88%	39.14%
Third Quarter	$34.92	$46.99	$35.00	$0.92		0.23%	34.56%
Fourth Quarter	$32.88	$46.13	$32.36	$1.00		(1.58%)	40.30%
2008
First Quarter	$28.16	$37.86	$26.15	$1.01		(7.14%)	34.45%
Second Quarter	$27.01	$35.84	$23.74	$1.03		(12.11%)	32.69%
Third Quarter	$24.43	$28.49	$15.83	$1.05		(35.20%)	16.62%
Fourth Quarter	$15.41	$27.00	$2.77	$—		(82.02%)	75.21%
2009
First Quarter	$12.32	$7.39	$0.58	$—		(95.29%)	(40.02%)
Second Quarter	$8.76	$5.56	$1.84	$1.07	(2)	(79.00%)	(36.53%)
Third Quarter	$7.80	$3.73	$2.08	$—		(73.33%)	(52.18%)
Fourth Quarter (through November 24, 2009)	*	$3.40	$2.55	$—		*	*

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sale price. The NAV per share shown is based on outstanding shares at the end of each period.
(2)	Dividend paid on August 7, 2009 in the form of $24 million in cash and approximately 67 million shares of our common stock.
*	Not determinable at the time of filing.

As of November 24, 2009, the last reported sale price of our common stock, as reported on NASDAQ, was $3.09 per share.

9.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS.

The directors and executive officers of American Capital and their positions and offices as of November 24, 2009 are set forth in the following table:

Name	Age	Position(s) Held With American Capital
Malon Wilkus	57	Chairman of the Board and Chief Executive Officer
John R. Erickson	49	President, Structured Finance and Chief Financial Officer
Ira J. Wagner	57	President, European Private Finance
Samuel A. Flax	53	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Gordon J. O’Brien	44	President, Specialty Finance and Operations
Brian S. Graff	44	Senior Vice President and Senior Managing Director
Darin R. Winn	45	Senior Vice President and Senior Managing Director
Roland H. Cline	61	Senior Vice President and Managing Director
Mary C. Baskin	59	Director
Neil M. Hahl	61	Director
Philip R. Harper	66	Director
John A. Koskinen	70	Director
Stan Lundine	70	Director
Kenneth D. Peterson, Jr.	57	Director
Alvin N. Puryear	72	Director

The address of each director and executive officer is c/o American Capital, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814 and the telephone number is (301) 951-6122.

As of November 24, 2009, our executive officers and directors as a group (15 persons) held outstanding options to purchase a total of 21,208,084 shares of our common stock under all of our existing stock option plans (which includes plans that are not eligible for the Offer). This represented approximately 42% of the shares subject to all outstanding options under all existing stock option plans as of that date. The following table sets forth the beneficial ownership of each of our directors and executive officers and all of our executive officers and directors as a group (15 persons) of the aggregate number of shares subject to all outstanding options held by such persons under our existing stock option plans as of November 24, 2009. The percentages below are based upon the total number of outstanding options under the existing stock option plans.

None of the non-employee directors of the Company are eligible to participate in the Offer. Executive officers are eligible to participate in the Offer, although the rate for their Option Cancellation Payment will be $0.01 per Eligible Option, versus $0.05 per Eligible Option for non-executive officer employees.

Name of Optionholder	Number of Outstanding Options Beneficially Owned under All Existing Stock Option Plans (Total Options) (#)	Percentage of Options Outstanding (%)
Executive Officers
Malon Wilkus	5,451,006	11%
John R. Erickson	2,580,193	5%
Ira J. Wagner	2,204,760	4%
Samuel A. Flax	2,114,484	4%
Gordon J. O’Brien	2,190,288	4%
Brian S. Graff	2,087,527	4%
Darin R. Winn	2,279,597	5%
Roland H. Cline	853,979	2%
Directors
Mary C. Baskin	223,750	*
Neil M. Hahl	208,750	*
Philip R. Harper	208,750	*
John A. Koskinen	203,750	*
Stan Lundine	208,750	*
Kenneth D. Peterson, Jr.	183,750	*
Alvin N. Puryear	208,750	*
All directors and executive officers as a group (15 persons)	21,208,084	42%
All non-executive officer employees as a group	29,089,387	58%

Total outstanding stock options under existing stock option plans	50,297,471	100%

*	Indicates less than 1%.

As of November 24, 2009, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly, with respect to options to purchase our common stock or Eligible Options, including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or call, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except for the following:

•	outstanding options to purchase an aggregate of 35,000 shares of our common stock pursuant to the 1997 Director Option Plan;

•	outstanding options to purchase an aggregate of 28,574 shares of our common stock pursuant to the 1997 Plan;

•	outstanding options to purchase an aggregate of 125,000 shares of our common stock pursuant to the 2000 Director Option Plan;

•	outstanding options to purchase an aggregate of 755,089 shares of our common stock pursuant to the 2000 Plan;

•	outstanding options to purchase an aggregate of 61,408 shares of our common stock pursuant to the 2002 Plan;

•	outstanding options to purchase an aggregate of 1,293,952 shares of our common stock pursuant to the 2003 Plan;

•	outstanding options to purchase an aggregate of 909,249 shares of our common stock pursuant to the 2004 Plan;

•	outstanding options to purchase an aggregate of 2,726,165 shares of our common stock pursuant to the 2005 Plan;

•	outstanding options to purchase an aggregate of 2,798,913 shares of our common stock pursuant to the 2006 Plan;

•	outstanding options to purchase an aggregate of 4,495,131 shares of our common stock pursuant to the 2007 Plan;

•	outstanding options to purchase an aggregate of 6,467,063 shares of our common stock pursuant to the 2008 Plan; and

•	outstanding options to purchase an aggregate of 1,512,540 shares of our common stock pursuant to the 2009 Plan;

The following list includes any transactions by our directors, our executive officers or the affiliates of any of our directors or executive officers that involved options to purchase our common stock during the 60 days prior to the date of this Offering Memorandum.

•	On September 30, 2009, Mary Baskin was granted 93,750 options to purchase shares of our common stock with an exercise price of $3.23.

•	On September 30, 2009, Neil Hahl was granted 93,750 options to purchase shares of our common stock with an exercise price of $3.23.

•	On September 30, 2009, Philip Harper was granted 93,750 options to purchase shares of our common stock with an exercise price of $3.23.

•	On September 30, 2009, Stan Lundine was granted 93,750 options to purchase shares of our common stock with an exercise price of $3.23.

•	On September 30, 2009, Kenneth Peterson was granted 93,750 options to purchase shares of our common stock with an exercise price of $3.23.

•	On September 30, 2009, Alvin Puryear was granted 93,750 options to purchase shares of our common stock with an exercise price of $3.23.

•	On September 30, 2009, John Koskinen was granted 93,750 options to purchase shares of our common stock with an exercise price of $3.23.

•	On November 12, 2009, Malon Wilkus was granted 191,327 options to purchase shares of our common stock with an exercise price of $2.77.

•	On November 12, 2009, John Erickson was granted 108,143 options to purchase shares of our common stock with an exercise price of $2.77.

•	On November 12, 2009, Samuel Flax was granted 91,504 options to purchase shares of our common stock with an exercise price of $2.77.

•	On November 12, 2009, Gordon O’Brien was granted 91,504 options to purchase shares of our common stock with an exercise price of $2.77.

•	On November 12, 2009, Ira Wagner was granted 91,504 options to purchase shares of our common stock with an exercise price of $2.77.

•	On November 12, 2009, Brian Graff was granted 83,185 options to purchase shares of our common stock with an exercise price of $2.77.

•	On November 12, 2009, Darin Winn was granted 83,185 options to purchase shares of our common stock with an exercise price of $2.77.

•	On November 12, 2009, Roland Cline was granted 24,954 options to purchase shares of our common stock with an exercise price of $2.77.

10.	SOURCE OF FUNDS AND AMOUNT OF CONSIDERATION; ACCOUNTING CONSEQUENCES OF THE OFFER.

Assuming all of the Eligible Options subject to this Offer are tendered and accepted, subject to the terms and conditions of this Offer, we will exchange and cancel options to purchase a total of approximately 24,597,270 shares of our common stock, or approximately 7% of the total shares of our common stock outstanding on a fully diluted basis as of November 24, 2009 and we anticipate that we will incur a cash expense of up to approximately $825,000. This amount is primarily the Option Cancellation Payment but also includes any filing, legal and accounting fees and printing costs. We anticipate that the payment to tendering Eligible Employees for the purchase of Eligible Options pursuant to the Offer and the payment of related costs will be from American Capital’s general corporate assets, and Eligible Optionees will be general creditors of American Capital with respect to the Option Cancellation Payment until it is received.

In accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS No. 123(R)”), Share-Based Payment, codified in FASB Accounting Standard Codification Topic 718, Compensation-Stock Compensation, a company that settles an award for cash under FAS No. 123(R) would incur additional compensation cost for any incremental difference in fair value between the amount of the cash payment and the fair value of the award immediately before settlement. If the Eligible Options are tendered, the Option Cancellation Payment is expected to be less than the fair value of the awards immediately prior to settlement, and thus, the settlement is not expected to result in any incremental compensation cost. However, the Option Cancellation Payment attributable to the unvested options will result in the acceleration of original unearned non-cash compensation costs of approximately $28 million into the period of the tender offer.

11.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for completion of the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of the Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer. Our obligation under the Offer to purchase Eligible Options is subject to conditions, including the conditions described in Section 7 of this Offering Memorandum.

12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences of exchanging your Eligible Options under the Offer. This discussion is based on the Code, its legislative history, Treasury Regulations (including those in proposed form) and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis.

The federal income tax laws are complex, subject to change and may vary in individual circumstances. This summary is necessarily general in nature and does not purport to be complete or address every tax consideration that may be relevant to an Eligible Optionee. In addition, state and local tax consequences, which are not addressed herein, may differ. For Eligible Optionees located outside of the U.S., please refer to Appendix A (Guide to Non-U.S. Issues) for a discussion of the tax and other legal consquences of participating in the offer. Such discussion does not purport to be complete or address every tax or other legal consideration that may be relevant to an Eligible Optionee located outside of the United States. You are urged to consult with your own tax and legal advisor regarding your personal tax situation.

The Option Cancellation Payment will be deemed compensation income to you in the year in which it is paid. American Capital will withhold from the Option Cancellation Payment amounts required to be withheld for employment and income taxes on the Option Cancellation Payment. The employee’s W-2 will include the Option Cancellation Payment and related employment and income tax withholding. American Capital generally will be entitled to an income tax deduction equal to the amount of compensation income recognized by you with respect to the Option Cancellation Payment.

13.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the Offer is open and delay accepting any options tendered by announcing the extension and giving oral or written notice of the extension to the Eligible Optionees.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Offer and to postpone our acceptance of any Eligible Options elected for exchange if any of the conditions specified in Section 7 of this Offering Memorandum occur. In order to postpone the acceptance of any Eligible Options, we must announce the postponement and give oral or written notice of the postponement to the Eligible Optionees.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the number of Eligible Options to be purchased in the Offer. We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the amendment no later than 11:58 p.m., Eastern Time, on December 28, 2009 . Any announcement relating to the Offer will be sent promptly to Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer will depend on the facts and circumstances. Pursuant to these rules, we will publish a notice if we decide to take any of the following actions:

•	increase or decrease the number of Eligible Options to be purchased in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.

After the Expiration Time and acceptance of Eligible Options validly tendered in, and not withdrawn from, the Offer, we may, but are not obligated to, provide one or more subsequent offering periods. A subsequent offering period, if provided, will be an additional period of up to 20 business days beginning on the next business day following the Expiration Time, during which Eligible Optionees may tender, but not withdraw, any remaining Eligible Options and receive the cash payment. We will promptly accept and pay for all Eligible Options that are validly tendered by the Expiration Time of the initial Offer period, whether or not we provide a subsequent offering period. During a subsequent offering period, tendering Eligible Optionees will not have withdrawal rights, and we will immediately accept and promptly pay for any Eligible Options validly tendered during the subsequent offering period. We do not currently intend to provide a subsequent offering period for the Offer, although we may do so. If we elect to provide or extend any subsequent offering period, we will make a public announcement no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Time or date of termination of any prior subsequent offering period.

14.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange their Eligible Options in connection with this Offer.

15.	INFORMATION ABOUT AMERICAN CAPITAL.

General. Our principal executive offices are located at 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814, and our telephone number is (301) 951-6122. Our website address is www.americancapital.com. The information on our website is not a part of this Offer.

We are a publicly traded private equity fund and global asset manager. We primarily invest in senior debt, subordinated debt and equity in the buyouts of private companies sponsored by us (“American Capital One-Stop Buyouts™”) and buyouts of private companies sponsored by other private equity firms (“American Capital One Stop Financings”) and provide capital directly to early stage and mature private and small public companies. In addition, we also invest in structured product investments including commercial mortgage backed securities, collateralized loan obligation securities and collateralized debt obligation securities and invest in alternative asset funds managed by us. We are also an alternative asset manager with $12 billion of capital resources under management as of September 30, 2009.

Our primary business objectives are to increase our taxable income, net realized earnings and NAV by investing in private equity, private debt, private real estate investments, early-, middle- and late-stage technology investments, special situations, credit opportunities, alternative asset funds managed by us and structured finance investments with attractive current yields and/or potential for equity appreciation and realized gains.

In addition to managing American Capital’s assets and providing management services to portfolio companies of American Capital, we, through our ownership of American Capital, LLC, a wholly-owned portfolio company, also manage the following alternative asset funds: European Capital Limited, American Capital Agency Corp., American Capital Equity I, LLC, American Capital Equity II, LP, ACAS CLO 2007-1, Ltd. and ACAS CRE CDO 2007-1, Ltd.

Litigation.

Neither we, nor any of our consolidated subsidiaries, are currently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us or any consolidated subsidiary, other than routine litigation and administrative proceedings arising in the ordinary course of business. Such proceedings are not expected to have a material adverse effect on the business, financial conditions, or results of our operations.

16.	ADDITIONAL INFORMATION.

This Offering Memorandum is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offering Memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this Offer with respect to your Eligible Options:

1.	Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009, including all materials and documents incorporated by reference therein and filed therewith.

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009 including all materials and documents incorporated by reference therein and filed therewith.

3.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 10, 2009 including all materials and documents incorporated by reference therein and filed therewith.

4.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the SEC on November 9, 2009 including all materials and documents incorporated by reference therein and filed therewith.

5.	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2009.

6.	Current Reports on Form 8-K, filed with the SEC on March 18, 2009, April 1, 2009, April 2, 2009, September 3, 2009, October 28, 2009, November 4, 2009 and November [27], 2009.

7.	Registration Statement on Form S-8, filed with the SEC on December 6, 1998, with respect to the 1997 Plan.

8.	Registration Statement on Form S-8, filed with the SEC on May 9, 2001, with respect to the 2000 Plan.

9.	Registration Statement on Form S-8, filed with the SEC on September 22, 2003, with respect to the 2002 Plan.

10.	Registration Statement on Form S-8, filed with the SEC on September 22, 2003, with respect to the 2003 Plan.

11.	Registration Statement on Form S-8, filed with the SEC on April 27, 2005, with respect to the 2004 Plan.

12.	Registration Statement on Form S-8, filed with the SEC on June 14, 2006, with respect to the 2005 Plan.

13.	Registration Statement on Form S-8, filed with the SEC on January 12, 2007, with respect to the 2006 Plan.

14.	Registration Statement on Form S-8, filed with the SEC on August 3, 2009, with respect to the 2007 Plan and the 2008 Plan.

15.	The description of the Common Stock of the Company contained in Pre-Effective Amendment Number 1 to the Registration Statement on Form N-2 filed with the Commission by the Registrant on October 14, 2009, and all amendments or reports filed with the purpose of updating such description.

16.	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since December 31, 2008, including all materials incorporated by reference therein.

You can receive copies of these filings and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as American Capital that file electronically with the SEC. The address of the SEC web site is www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of this Offering Memorandum, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

DOUG LWIN

AMERICAN CAPITAL, LTD.

2 BETHESDA METRO CENTER

14TH FLOOR

BETHESDA, MD 20814

or by emailing us at Doug.Lwin@americancapital.com, or by calling us at (301) 951-6122 between 9:00 a.m. and 5:00 p.m., Eastern Time.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document.

The information contained in this Offering Memorandum about American Capital should be read together with the information contained in the documents to which we have referred you.

17.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This Offering Memorandum and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in the section above entitled “Risk Factors Related to the Offer.” More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 2, 2009, our Quarterly Report on Form 10-Q for the period ended March 31, 2009 filed with the SEC on May 11, 2009, our Quarterly Report on Form 10-Q for the period ended June 30, 2009 filed with the SEC on August 10, 2009 and our Quarterly Report on Form 10-Q for the period ended September 30, 2009 filed with the SEC on November 9, 2009.

The Board recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from American Capital is limited to this document, the Exhibits to the Schedule TO available at www.sec.gov and the Attachments hereto.

APPENDIX A

This document was not intended or written to be used, and it cannot be used,

for the purpose of avoiding U.S. federal, state or local tax penalties.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN THE UNITED KINGDOM

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the cash payment for individuals who are and have been resident, ordinarily resident and domiciled for tax purposes in the United Kingdom from the date of grant of their Eligible Options until the receipt of cash payment as of November 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Optionees considering participating in the Offer should consult with their own tax or financial advisors.

If you are not or have not been resident, ordinarily resident and domiciled in the United Kingdom from the date your Eligible Options were granted to you until the receipt of cash payment, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws apply to your specific situation.

General

The communication of the Offer and any other documents or materials relating to the Offer, including this announcement, is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made in the United Kingdom to participants in an employee share scheme (as defined in Article 60 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”)) or any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order.

Election to Participate

You will not likely be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the cash payment.

Receipt of Cash Payment

The cash payment will be treated as salary income and will be subject to income tax at your marginal rate and to employee National Insurance Contributions. The timing of the taxable event is not certain, but it is likely to be at the time the Eligible Options are cancelled, rather than when the cash payment is received, to the extent the two events do not occur at the same time. Note that, in the event you agreed to assume the employer National Insurance Contributions due in connection with the exercise, release or assignment of your Eligible Options, you will have to assume such employer National Insurance Contributions due on the cash payment. You will receive a credit against your income tax for any employer National Insurance Contributions that you bear.

Withholding and Reporting

Your employer is required to report the cash payment and withhold any taxes and applicable employee and/or employer National Insurance Contributions due on the cash payment. Your employer may withhold the taxes and applicable employee and/or employer National Insurance Contributions due on the cash payment from your salary. You will be responsible for paying any difference between the actual liability and the amount withheld.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN FRANCE

The following is a general summary of the tax consequences of the tender of your Eligible Options in exchange for the cash payment for individuals subject to tax in France and subject to the French social security regime as of November 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Optionees considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you receive the Offer. If you tender your Eligible Options in exchange for the cash payment, you will be subject to tax on the cash payment upon its receipt.

Receipt of Cash Payment

The cash payment will be treated as salary and will be subject to any applicable social taxes (to the extent you have not exceeded any applicable tax ceilings), and to personal income tax at your marginal rate. You will be subject to tax upon receipt of the cash payment.

Withholding and Reporting

Your employer is not required to withhold any personal income tax due on the cash payment. However, your employer is required to report the cash payment to the French authorities as salary and withhold and report any applicable social taxes due on the cash payment. It is your responsibility to report and pay any personal income tax due on the cash payment.

Language Consent

BY ACCEPTING THE TERMS AND CONDITIONS OF THE ELECTION FORM AND AGREEING TO PARTICIPATE IN THE OFFER, YOU FURTHER AGREE TO HAVING READ AND UNDERSTOOD THE DOCUMENTS RELATING TO THIS OFFER WHICH WERE PROVIDED IN ENGLISH LANGUAGE. YOU ACCEPT THE TERMS OF THOSE DOCUMENTS ACCORDINGLY.

EN ACCEPTANT LES TERMES ET CONDITIONS DU FORMULAIRE DE SOUSCRIPTION ET EN ACCEPTANT DE PARTICIPER A L’OFFRE, VOUS CONFIRMEZ AVOIR LU ET COMPRIS LES DOCUMENTS RELATIFS À CETTE OFFRE QUI VOUS ONT ÉTÉ COMMUNIQUÉS EN LANGUE ANGLAISE. VOUS ACCEPTEZ LES TERMES ET CONDITIONS DE CES DOCUMENTS EN CONNAISSANCE DE CAUSE.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN HONG KONG

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the cash payment for individuals subject to tax in Hong Kong as of November 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Employees considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the cash payment.

Receipt of Cash Payment

The cash payment will likely be characterized as a “cash bonus” and subject to salaries tax and to any applicable Mandatory Provident Fund (“MPF”) contributions (to the extent applicable contribution ceilings have not been exceeded). You will be subject to tax when the cash payment is made to you through local payroll.

You should note that if you do not participate in the Offer and later exercise the Eligible Options, you will be subject to salaries tax at the time of the exercise, but the MPF Schemes Authority has issued guidelines that state the income from options is not considered “relevant income” for the purposes of determining contributions to be made to MPF. Therefore, you should carefully consider the tax impact of participating in the Offer.

Withholding and Reporting

Your employer likely is not required to withhold any salaries tax due on the cash payment. However, your employer is required to report the cash payment and withhold and report any MPF contributions due on the cash payment, if any. It is your responsibility to pay any salaries tax due on the cash payment.

SECURITIES WARNING

The Offer does not constitute a public offering related to securities under Hong Kong law and is available only to Eligible Employees. The Offer has not been prepared in accordance with and is not intended to constitute a “prospectus” for a public offering related to securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Offer and any documentation related thereto are intended solely for the personal use of each Eligible Employee and may not be distributed to any other person. If you are in doubt about any of the contents of the Offer, you should obtain independent professional advice.